Exhibit 10.15

MedQuist

Corporate Offices

1000 Bishops Gate Blvd. Suite 300

April 26, 2006

Adele T. Barbato
Senior Vice President - Human Resources
c/o MedQuist Inc.
1000 Bishops Gate Boulevard
Mount Laurel, NJ 08054

Dear Adele:

This letter agreement sets forth our agreement with respect to the relocation of your principal residence from Harleysville, Pennsylvania to Huntingdon Valley, Pennsylvania in connection with your continued employment by MedQuist Inc. (the “Company”).

As we have agreed, the Company will reimburse you for (or provide an allowance, as applicable) all reasonable and customary moving and other relocation expenses to the extent set forth on Schedule A attached hereto. In addition to moving costs incurred in connection with your relocation you are entitled to reimbursement (or an allowance) for (i) expenses attendant to the sale of your former residence; (ii) certain expenses incurred in the purchase of your new residence; and (iii) incidental miscellaneous expenses.

The Company will pay all covered expenses promptly following its receipt of appropriate documentation for such expenses. All such expenses must be documented on the appropriate expense voucher provided by the Company (and include supporting documentation) and must be within the parameters set forth on Schedule A. To the extent you voluntarily terminate your employment with the Company within one year of your relocation, you must reimburse the Company for all Company-paid expenses on a pro-rata basis as set forth on Schedule A. For purposes of this letter agreement your relocation date shall be deemed to be the date of the first to occur of (i) the sale of your Harleysville, Pennsylvania residence or (ii) the purchase of your Huntingdon Valley, Pennsylvania.

Nothing contained in this letter agreement is intended or shall be construed to confer upon you any rights to employment or continued employment with the Company beyond the provisions set forth in that certain letter agreement between you and the Company dated February 8, 2005 (the “Employment Agreement”), and nothing herein shall be construed as an amendment, modification or waiver of any provision of the Employment Agreement. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

If the foregoing accurately sets forth our understanding in regard to the matters set forth herein, please acknowledge your agreement to and intention to be legally bound by the terms and conditions of this letter agreement by signing below and returning a copy of this letter agreement to me.

Sincerely,

/s/ Frank Lavelle
Frank Lavelle
President, MedQuist Inc.
AGREED AND ACCEPTED,
This day of April, 2006

/s/ Adele T. Barbato
Adele T. Barbato

SCHEDULE A

Moving and Other Relocation Expenses

1.             Moving Expenses.

You are eligible for reimbursement of the following reasonable expenses:

a.             Transportation of household goods and automobiles; and

b.             Packing, unpacking and storage of household goods. Insurance is provided based on the reasonable value of household goods.

2.             Expenses attendant to the sale of a former residence.

MedQuist will reimburse you for the reasonable and customary closing costs incurred by you in connection with the sale of your primary residence in Harleysville, Pennsylvania including attorney fees, real estate transfer fees, title survey costs, inspection fees required by law, real estate commission at prevailing rate up to 6% maximum, or advertising costs, and mortgage prepayment penalty.

3.             Expenses attendant to purchase of new residence.

MedQuist will reimburse you, up to a maximum of $5,000, for reasonable and customary costs incurred by you in connection with the purchase of your primary residence in the Huntingdon Valley, Pennsylvania including home inspection fee, appraisal fee, credit report and survey fee incurred due to requirement by law, mortgage, or local custom; recording of mortgage and deed an applicable governmental fees; title insurance or guarantees; tax and title search, attorney’s fees and loan origination fees.

4.             Resignation within 12 months of relocation

In the event you voluntarily resign from your employment with MedQuist within one year of relocation, you must reimburse the company for all company-paid relocation expenses on a pro rata basis (one-twelfth per month).

5.             Miscellaneous

MedQuist will reimburse you for miscellaneous expenses, up to a maximum of $10,000, for documented items with receipts to cover such items as, automobile(s) retagging/registration, connecting appliances, telephone installation, etc.